Sub-Item 77I: Terms of New or Amended Securities

Effective August 22, 2016, the Goldman Sachs Target
Date 2020 Portfolio, Goldman Sachs Target Date 2025
Portfolio, Goldman Sachs Target Date 2030 Portfolio,
 Goldman Sachs Target Date 2035 Portfolio,
 Goldman Sachs Target Date 2040 Portfolio,
 Goldman Sachs Target Date 2045 Portfolio,
Goldman Sachs Target Date 2050 Portfolio, and Goldman Sachs Target Date 2055 Portfolio (the Portfolios)
 commenced offering Class A, Institutional, Service,
 Class IR, Class R and Class R6 Shares (the Shares).
The terms of the Shares for the Portfolios are described in Post-Effective Amendment No. 46 to the Registrants Registration Statement on Form N-1A, filed with the Securities and
Exchange Commission on June 23, 2016
(Accession No. 0001193125-16-630220),
which is incorporated herein by reference.